Exhibit 99.1
eBay Announces Marketplaces Executive Changes
Rajiv Dutta to retire from eBay;
Lorrie Norrington to head eBay Marketplaces
SAN JOSE – July 16, 2008 – eBay Inc. (Nasdaq: EBAY) today announced executive changes to its global Marketplaces business. Effective in October, Rajiv Dutta, President, eBay Marketplaces, will retire from the company. Succeeding Dutta as President, eBay Marketplaces, is Lorrie Norrington, who most recently was President of eBay Marketplaces Operations. She will report to eBay President and CEO John Donahoe.
“Rajiv has made tremendous contributions to eBay’s growth and success, and has been an extraordinary leader over the past decade,” Donahoe said. “We wish Rajiv well, and know he will continue to be a strong supporter. He will always be part of the eBay Community.
“We have an exceptionally strong team in place, led by Lorrie Norrington worldwide. Lorrie is a dynamic leader who deeply understands our business, is connected to our Community and is an avid eBay buyer and seller. She has been instrumental in leading the improvements we are making this year and will ensure a smooth transition.”
With eBay for 10 years, Dutta served as eBay’s Chief Financial Officer, then President of Skype and head of PayPal. He successfully led PayPal until earlier this year when he was named President of eBay marketplaces, succeeding Donahoe in that post. In that role, Dutta has focused this year on re-accelerating growth in eBay Marketplaces and developing longer-term growth strategies, working closely with Norrington.
“I am deeply grateful to have been part of building eBay for the past decade.” Dutta said. “With clear growth strategies and a very strong management team in place, the time is right for me to step away. I will remain a passionate champion of eBay and our powerful Community of buyers and sellers who make eBay the most unique and dynamic marketplace in the world.”
In her most recent role, Norrington was responsible for driving operational performance across eBay’s global network of sites. Previously, Norrington was President of eBay International, overseeing all aspects of eBay’ international business, which generated $2.8 billion in revenue in 2007, representing 52 percent of total Marketplaces revenue.
“It’s been a real privilege to work with Rajiv on re-accelerating growth in our Marketplace,” Norrington said. “We have strong growth strategies in place and a team committed to changes that create a healthy, vibrant Marketplace for the eBay Community. We want eBay to be the most competitive marketplace online, offering great opportunities for sellers and terrific experiences for buyers.”
With Norrington’s promotion, Stephanie Tilenius, General Manager of eBay North America, will assume additional responsibilities for all of eBay North America operations, including some functions that previously reported to Norrington. Tilenius also continues to be responsible for global product management.
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Norrington joined eBay three years ago. Prior to eBay International, she was president and CEO of Shopping.com, eBay’s online comparison shopping business. She joined Shopping.com in June 2005 after spending four years as COO of Intuit Inc. Before joining Intuit, Norrington spent 20 years at GE in a variety of global roles in the information services, medical systems, industrial systems and financial services businesses. She holds a BS in Business Administration from the University of Maryland and an MBA from the Harvard Business School. She is on the Advisory Board of the Catalyst Group.
About eBay Inc.
Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay Inc. does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay Inc. has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, Shopping.com, StubHub and others. eBay Inc. is headquartered in San Jose, California.
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Media Contact:
Catherine England
eBay Inc.
408.376.7458
cengland@ebay.com